Exhibit 99.1

Contact:

Kevin Trosian

Vice President, Investor Relations

(805) 383-5888

Power-One Announces Change to Board of Directors

CAMARILLO, Calif.—October 23, 2009— Power-One, Inc. (NASDAQ:PWER) today announced the appointment of Kambiz Hooshmand to its board of directors to fill the vacancy created by the resignation of Jon E.M. Jacoby, which was effective October 20, 2009.

Mr. Jacoby, Vice Chairman and Sr. Principal of the Stephens Group, LLC, a private equity firm, resigned from the Board in order to devote more time to his personal interests.

“Jon has been a major contributor for many years to the strategic direction of the company,” said Jay Walters, Chairman of Power-One. “On behalf of the board of directors and the executive team, I want to thank him for his dedication and service to Power-One and wish him all the best in his future endeavors.”

Mr. Hooshmand most recently served as President and Chief Executive Officer of AppliedMicro, where he transformed the company into a leading provider of communication processors and high speed connectivity solutions. Prior to joining AppliedMicro, he was Group Vice President and General Manager at Cisco Systems where he held a number of ascending executive positions during his nine year tenure, including managing Cisco’s multi-billion dollar portfolio of core routers. Before joining Cisco, Mr. Hooshmand was Director of Engineering at StrataCom Corporation where he worked with key telecom executives around the globe to develop the world’s first high reliability data networks. He holds a Master of Science degree in Engineering Management from Stanford University and a Bachelor of Science degree in Electrical Engineering and Computer Science from California State University, Chico.

Mr. Walters continued, “We are pleased to add Kambiz Hooshmand to our board of directors and are confident that his strong background in the storage and networking businesses will bring a wealth of experience to Power-One. We look forward to his contributions as a Director.”

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.